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                                                                    EXHIBIT 23.2







                        CONSENT OF KPMG PEAT MARWICK LLP



The SavingsPlus Plan Committee
Budget Rent a Car Corporation
   SavingsPlus Plan:

We consent to the incorporation by reference in the registration statement of Budget Group, Inc., to be filed on Form S-8 on or about July 13, 1998, of our report dated August 1, 1997, related to the statement of net assets available for plan benefits of the Budget Group, Inc. SavingsPlus Plan (formerly known as Budget Rent a Car Corporation SavingsPlus Plan), (the Plan) as of December 31, 1996, which report appears in the annual report on Form 11-K of the Plan for the fiscal year ended December 31, 1997.

                                        /s/ KPMG Peat Marwick LLP
                                        -------------------------








July 10, 1998
Chicago, Illinois